Exhibit 10.2

AMENDMENT TO

EXECUTIVE SEVERANCE AGREEMENT

THIS AMENDMENT (this “Amendment”) is entered into as of the 25th day of September, 2017, by and between Snyder’s-Lance, Inc., a North Carolina corporation, hereinafter referred to as the “Company”, and Alex Pease, hereinafter referred to as “Executive”.

STATEMENT OF PURPOSE

The Board of Directors of the Company has authorized a program (the “Severance Program”) designed to provide certain executives of the Company with severance benefits upon the termination of their employment with the Company and its affiliates.

Pursuant to the Severance Program, the Company and Executive previously entered into that certain Executive Severance Agreement dated as of March 31, 2017 (the “Agreement”), which provides Executive with certain benefits in the event of Executive’s involuntary termination of employment without cause, or Executive’s voluntary termination for good reason, and imposes certain post-employment covenants to protect the Company’s business interests.

Based on a review of current market trends and comparison with peer companies, and in an effort to retain the services of Executive in his capacity as the Chief Financial Officer of the Company, the Company deems it in its best interest to modify the Agreement by revising the payments that may be owed by the Company under the Agreement.

NOW, THEREFORE, in consideration of the Statement of Purpose and the terms and provisions of this Amendment, the parties hereto mutually agree as follows:

1.	Section 3(b) of the Agreement is hereby amended in its entirety to read as follows:

“(i)	If a Change in Control (as defined below) has not occurred, twelve (12) substantially equal monthly cash payments in an aggregate amount equal to 1.0 multiplied by the sum of (i) Executive’s Base Salary in effect on the Termination Date plus (ii) the amount of Executive’s then-current target bonus opportunity established under the Company’s Annual Corporate Performance Incentive Plan for Officers (or any successor plan thereto), if any, in effect on the Termination Date, which payments shall commence on or about the sixtieth (60th) day after the Termination Date.

(ii)	If a Change in Control has occurred, the payments described in the preceding sentence except that the multiplier (1.0 in the preceding sentence) shall be 2.0. “Change in Control” shall have the meaning as set forth in the 2016 Key Employee Incentive Plan, as such may be amended from time to time, or any successor plan thereto.”

2.	Except as expressly modified in this Amendment, the Agreement remains in full force and effect. Capitalized terms used in this Amendment and not otherwise defined will have the same meaning as in the Agreement, unless otherwise indicated.

IN WITNESS WHEREOF, the Company has caused this Amendment to be signed by its duly authorized officer, and Executive has hereunto set his hand and seal, all as of the day and year first above written.

SNYDER’S-LANCE, INC.

By:	/s/ Andrea Frohning
Name:	Andrea Frohning
Title:	SVP, Chief Human Resources Officer

/s/ Alexander W. Pease
Alex Pease